Exhibit 99.2

AMENDMENT NO. 1 OF

CHANGE IN CONTROL SEVERANCE AGREEMENT

This AMENDMENT NO. 1 OF CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is entered into this 14th day of June, 2012 (the “Effective Date”), by and between Pete Zimmer (“Executive”) and Ramtron International Corporation, a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company entered into that certain Change In Control Severance Agreement dated August 31, 2011 (the “Agreement”), and

WHEREAS, Executive and the Company now wish to amend the Agreement as herein provided;

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, Executive and the Company hereby agree as follows:

1. Section 1(e) “Control” is amended by deleting it in its entirety and each of the following subsections of Section 1, (f)-(h), are renumbered (e), (f) and (g).

2. Section 2(b)(i) is amended by restating it to read in full as follows:

For all purposes under this Agreement, upon Executive becoming eligible for the Severance Payment as provided above in Section 2(a), the Company shall pay to Executive in cash, subject to Sections 2(g) and 2(h), an amount equal to Two Hundred percent (200%) of Executive’s annual base salary in effect on the first day of the year in which the Change in Control occurs.

3. Section 2(b)(ii)(B) and Section 2(b)(iii) are amended by adding the word “Date” immediately following the word “Termination.”

4. Section 2(c) is amended by restating it to read in full as follows:

Accrued and Unpaid Compensation. In addition to the Severance Payment provided in Section 2(b) above, Executive will receive a lump cash payment on the Termination Date of any accrued and unpaid salary through the Termination Date, any incentive compensation earned for any completed performance period but not yet paid as of the Termination Date (subject to the terms of the applicable incentive compensation arrangement if amounts payable thereunder constitute deferred compensation within the meaning of Section 409A of the Code) and any earned, unused vacation time through the Termination Date.

5. The first sentence only of the paragraph that immediately follows Section 2(f)(ii) is amended by deleting it in its entirety and replacing it by the following sentence:

As long as the Company’s group health plan is fully insured, the Company will provide coverage to the Executive on a tax-free basis in accordance with this Section 2(f); provided, however, that if the Company determines that it cannot provide the foregoing COBRA subsidy without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, subject to Sections 2(g) and 2(h), the Company shall in lieu thereof pay to Executive a lump-sum payment on the sixty-first (61st) day after Executive’s Termination Date in an amount equal to the product of (A) the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage as in effect on the date of Executive’s termination of employment and (B) 12.

6. Section 2(h) is amended by restating it to read in full as follows:

Termination as a “Separation from Service”. For purposes of Section 2 of this Agreement, references to a resignation of employment or termination of employment, respectively, shall be deemed to refer to a “separation from service” within the meaning of Section 409A of the Code with respect to amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code.

7. The first sentence of Section 2(i) is amended by deleting the words “the foregoing” in Section 2(i) and replacing them with the words “anything to the contrary herein.”

8. The Agreement and this Amendment shall together be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of that State applicable to contracts made and to be performed entirely within that State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

9. Except for those terms and conditions modified by this Amendment, all terms and conditions of the Agreement, including without limitation the Miscellaneous Provisions, shall continue unchanged and in full force and effect, shall govern the Company’s and the Executive’s respective rights and obligations with respect to the matters covered by the Agreement, and all references to the Agreement shall mean the Agreement as amended by this Amendment No. 1. In the event of any conflict between the terms and conditions of the Agreement and those of this Amendment, the terms and conditions of this Amendment shall govern.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE

/s/ Pete Zimmer
Name:	Pete Zimmer

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Eric A. Balzer
Name:	Eric A. Balzer
Its:	Chief Executive Officer

And

By:	/s/ Gery E. Richards
Name:	Gery E. Richards
Its:	Chief Financial Officer

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